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                                                                     Exhibit 8.1

                        [JENKENS & GILCHRIST LETTERHEAD]

                                February 14, 2003

Board of Directors
Interchange Financial Services Corporation
Park 80 West/Plaza Two
Saddle Brook, New Jersey 07663

Re: Federal Income Tax Opinion Issued to Interchange Financial Services Corporation in Connection with Proposed Merger of Bridge View Bancorp with and into Interchange Financial Corporation and the Filing of a Registration Statement on Form S-4 with the Securities and Exchange Commission

Ladies and Gentlemen:

         We have acted as special counsel to Interchange Financial Services Corporation, a New Jersey corporation and registered bank holding company ("Interchange"), in connection with the proposed merger (the "Merger") of Bridge View Bancorp, a New Jersey corporation and registered bank holding company ("BVB"), with and into Interchange with Interchange surviving, pursuant to the terms of that certain Agreement and Plan of Merger, dated as of November 18, 2002, by and between Interchange and BVB (the "Merger Agreement") and the registration of 2,949,719 shares of the common stock of Interchange that may be issued pursuant to the Merger Agreement, all as described in the registration statement on Form S-4 filed with the Securities and Exchange Commission (the "Commission") on February 14, 2003 (as thereafter amended from time to time and together with all exhibits thereto, the "Registration Statement"). Except as otherwise indicated, capitalized terms used herein shall have the meanings assigned to them in the Registration Statement.

         Set forth below are our opinions, together with the representations, assumptions and documents upon which we have relied in rendering our opinions.



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                              Jenkens & Gilchrist
                           A PROFESSIONAL CORPORATION

February 14, 2003
Page 2

     A.   Documents Reviewed

     In connection with the opinions rendered below, we have reviewed and relied upon the following documents:

          1.   the Registration Statement;

          2.   the Merger Agreement;

          3. the Certificates of Interchange and BVB with respect to various factual representations and certifications (collectively, the "Certificates"); and

          4. such other documents as we have deemed necessary or appropriate for purposes of this opinion.

     B.   Representations

     In connection with the opinions rendered below, we have reviewed and relied upon the factual representations set forth in the Certificates.

     C.   Assumptions

     In connection with the opinions rendered below, we have assumed:

          1. that all signatures on all documents submitted to us are genuine, that all documents submitted to us as originals are authentic, that all documents submitted to us as copies are accurate, that all information submitted to us is accurate and complete, and that all persons executing and delivering originals or copies of documents examined by us are competent to execute and deliver such documents;

          2. that the Merger and the other transactions specified in the Merger Agreement will be consummated as contemplated in the Merger Agreement, without waiver of any material provision thereof; and

          3. the Certificates are true and accurate in all material respects as of this date and will be true and accurate as of the time that the Merger becomes effective (the "Effective Time").



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                              Jenkens & Gilchrist
                           A PROFESSIONAL CORPORATION

February 14, 2003
Page 3

     D.   Opinions

     Based solely upon the documents and assumptions set forth above and conditioned upon the initial and continuing accuracy of the factual representations set forth in the Certificates as of the date hereof and as of the date of the Effective Time of the Merger, it is our opinion that:

          1. The Merger will be treated for United States federal income tax purposes as a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code").

          2. Because the Merger qualifies as a reorganization within the meaning of Section 368(a) of the Code:

               a. No gain or loss will be recognized for United States federal income tax purposes by the holders of BVB common stock who exchange their shares of BVB common stock solely for shares of Interchange common stock in the Merger (except for cash received in lieu of fractional shares).

               b. The aggregate tax basis of the shares of Interchange common stock received by the holders of BVB common stock who exchange all of their shares of BVB common stock solely for shares of Interchange common stock in the Merger will be the same as the aggregate tax basis of the shares of BVB common stock surrendered in exchange therefor, reduced by any amount allocable to a fractional share interest of Interchange common stock for which cash is received.

               c. The holding period of the shares of Interchange common stock received by a stockholder of BVB pursuant to the Merger will include the period during which the BVB common stock surrendered therefor was held, provided such shares of BVB common stock are held as a capital asset in the hands of the exchanging stockholder within the meaning of
          Section 1221 of the Code at the Effective Time of the Merger.

               d. A stockholder of BVB common stock who receives solely cash in exchange for all of such stockholder's shares of BVB common stock pursuant to the Merger generally will recognize gain or loss equal to the difference between the amount of cash received and the stockholder's aggregate tax basis for such shares of BVB common stock. The character of such stockholder's gain or loss will be capital gain or loss if the shares of BVB common stock exchanged were held as a capital asset in the hands of such exchanging stockholder within the meaning of Section 1221 of the Code at the Effective Time of the Merger. If,

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                              Jenkens & Gilchrist
                           A PROFESSIONAL CORPORATION

February 14, 2003
Page 4

          however, any such stockholder of BVB constructively owns shares of BVB common stock that are exchanged for shares of Interchange common stock in the Merger or owns shares of Interchange common stock actually or constructively after the Merger, the attribution to the stockholder of stock owned by a related party may prevent the transaction from qualifying for capital gain tax rates and may instead result in any gain being treated as the distribution of a dividend, which is taxed at ordinary income rates.

               e. A stockholder of BVB who receives a combination of cash and shares of Interchange common stock in exchange for all of such stockholder's shares of BVB common stock pursuant to the Merger generally will recognize gain, but not loss, to the extent of the lesser of: (i) the excess, if any, of (A) the sum of the aggregate fair market value of the Interchange common stock received (including any fractional share of Interchange common stock deemed to be received and exchanged for cash) and the amount of cash received (excluding any cash received in lieu of a fractional share of Interchange common stock) over (B) the stockholder's aggregate tax basis in the shares of BVB common stock exchanged in the Merger; and (ii) the amount of cash received by such stockholder. The tax basis in such stockholder's Interchange common stock received pursuant to the Merger will equal such stockholder's aggregate tax basis in the shares of BVB common stock being exchanged, reduced by any amount allocable to a fractional share interest of Interchange common stock for which cash is received and by the amount of any cash consideration received (excluding any cash received in lieu of a fractional share of Interchange common stock), and increased by the amount of taxable gain, if any, recognized by such stockholder in the Merger (excluding any gain recognized on cash received from a fractional shares of Interchange commons stock but including the amount of such gain that is treated as a dividend). Such stockholder's holding period of the Interchange common stock received in the Merger will include the holding period for which such stockholder held his, her or its shares of BVB common stock exchanged therefor provided that such BVB common stock was held as a capital asset in the hands of the exchanging stockholder within the meaning of Section 1221 of the Code at the Effective Time of the Merger.

          3. Based solely upon the documents and assumptions set forth above and subject to the limitations set forth in the Registration Statement and set forth below, it is our opinion that the descriptions of the law and the legal conclusions contained in the Registration Statement under the caption "Proposal No. 1 - The Merger - Material Federal Income Tax Consequences" are correct in all material respects and that the discussion thereunder represents

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                              Jenkens & Gilchrist
                           A PROFESSIONAL CORPORATION

February 14, 2003
Page 5

an accurate summary of the United States federal income tax consequences of the Merger that are material to the United States stockholders of Interchange and BVB.

     E.   Limitations

          1. Except as otherwise indicated, the opinions contained in this letter are based upon the Code and its legislative history, the Treasury regulations promulgated thereunder (the "Regulations"), judicial decisions, and current administrative rulings and practices of the Internal Revenue Service, all as in effect on the date of this letter. These authorities may be amended or revoked at any time. Any such changes may or may not be retroactive with respect to transactions entered into or contemplated prior to the effective date thereof and could significantly alter the conclusions reached in this letter. There is no assurance that legislative, judicial, or administrative changes will not occur in the future. We assume no obligation to update or modify this letter to reflect any developments that may occur after the date of this letter.

          2. The opinions expressed herein represent counsel's best legal judgment and are not binding upon the Internal Revenue Service or the courts and are dependent upon the accuracy and completeness of the documents we have reviewed under the circumstances, the assumptions made and the factual representations contained in the Certificates. To the extent that any of the factual representations provided to us in the Certificates are with respect to matters set forth in the Code or the Regulations, we have reviewed with the individuals making such factual representations the relevant portions of the Code and the applicable Regulations and are reasonably satisfied that such individuals understand such provisions and are capable of making such factual representations. We have made no independent investigation of the assumptions set forth above, the facts contained in the documents or the factual representations set forth in the Certificates, the Registration Statement or the Merger Agreement. No facts have come to our attention, however, that would cause us to question the accuracy and completeness of such assumptions, facts or documents in a material way. Any material inaccuracy or incompleteness in these documents, assumptions or factual representations (whether made by either BVB or Interchange) could adversely affect the opinions stated herein.

          3. No opinion is expressed as to any federal income tax consequence of the Merger or the other transactions contemplated by the Merger Agreement except as specifically set forth herein, and this opinion may not be relied upon except with respect to the consequences specifically discussed herein. This opinion does not address the various state, local or foreign tax consequences that may result from the Merger or the other transactions contemplated by the Merger Agreement.

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                              Jenkens & Gilchrist
                           A PROFESSIONAL CORPORATION

February 14, 2003
Page 6

          4. This opinion letter is issued to you solely for the benefit of Interchange, BVB and their respective stockholders in connection with Merger and no other person or entity may rely hereon without our express written consent. This opinion letter may be filed as an exhibit to the Registration Statement. Furthermore, we consent to the reference Jenkens & Gilchrist, a Professional Corporation, under the captions "Proposal No. 1 - The Merger - Material Federal Income Tax Consequences" and "Legal Matters" in the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission promulgated thereunder.

                                         Very truly yours,
                                         JENKENS & GILCHRIST,
                                         a Professional Corporation


                                         By:  /s/ Jeffrey M. Blair
                                            ----------------------
                                         Jeffry M. Blair, Authorized Signatory